EXHIBIT 26 (n)(ii)

AUDITOR'S CONSENT

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Independent Registered Public Accounting Firm in the Statement of Additional Information and to the use of our reports: (1) dated March 27, 2014 except for Note 1, which is as of April 15, 2015, with respect to the U.S. generally accepted accounting basis financial statements and schedules of Transamerica Advisors Life Insurance Company and (2) dated April 25, 2014, with respect to the financial statements of the subaccounts of the Merrill Lynch Life Variable Separate Account II, included in the Post-Effective Amendment No. 27 to the Registration Statement (Form N-6, No. 33-43058) and related to Prospectus of Prime Plan V.

/s/ Ernst & Young LLP

Des Moines, IA
April 27, 2015